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                                                                Exhibit 99.2

                                                       FOR IMMEDIATE RELEASE
                                                       ---------------------
                                                     Contact:  John P. David
                                                             Thorp & Company
                                                              (305) 446-2700

                                                             Michael Weinman
                                                               Teleflora LLC
                                                              (310) 966-3504

                    Gerald Stevens Completes Sale of Florafax

         FORT LAUDERDALE, Fla., July 10, 2001 - Gerald Stevens Inc. (OTC BB:
GIFTE) today announced that it completed the sale of Florafax, its wire service business unit to Teleflora LLC for $10.71 million in cash and the assumption of certain liabilities. The sale was approved at a hearing yesterday before the U.S. Bankruptcy Court in Miami.

         At the hearing, Teleflora LLC submitted the highest and best offer for the business. In connection with the sale, Gerald Stevens paid a termination fee to Equity Resource Partners. As previously announced, Equity Resource Partners had entered into contract to purchase Florafax. The contract was subject to higher and better offers and approval by the U.S. Bankruptcy Court.

About Gerald Stevens

         Gerald Stevens Inc. is the largest specialty retailer and marketer of floral products in the United States. The company operates a network of approximately 300 floral specialty retail stores; an Internet business that handles retail orders 24 hours a day, seven days a week; and National Flora, a leading national floral marketing company with premium-placed advertisements in Yellow Page directories. Gerald Stevens also owns its own import and sourcing operation in Miami.

         THIS ANNOUNCEMENT CONTAINS "FORWARD-LOOKING" INFORMATION. FUTURE RESULTS MAY DIFFER FROM THOSE DISCUSSED IN THIS ANNOUNCEMENT. SOME OF THE FACTORS THAT COULD CAUSE SUCH DIFFERENCES CAN BE FOUND UNDER THE HEADINGS "FORWARD-LOOKING STATEMENTS" AND "RISK FACTORS" IN OUR ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 29, 2000, AND OUR QUARTERLY REPORT ON FORM 10-Q FILED ON JANUARY 16, 2001.